Exhibit 5.1
Watson, Farley & Williams (New York) LLP
1133 Avenue of the Americas
New York, New York 10036
Tel (212) 922 2200
Fax (212) 922 1512
          , 2011
Capital Product Partners L.P.
3 Iassonos Street
Piraeus 18537
Greece
Merger of Poseidon Project Corp. with and into Crude Carriers Corp.
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the merger of Poseidon Project Corp., a Marshall Islands corporation and a wholly-owned subsidiary of the Partnership (“Poseidon”), with and into Crude Carriers Corp., a Marshall Islands corporation (“Crude”). In the merger, each share of common stock of Crude, par value $0.0001 per share (“Crude Common Stock”), and each share of Class B stock of Crude, par value $0.0001 per share (“Class B Stock”), will be converted into the right to receive 1.56 common units of the Partnership (the “Common Units”). The Common Units are being issued by the Partnership pursuant to the Partnership’s Registration Statement on Form F-4 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included therein (the “Prospectus”). Following completion of the merger of Poseidon with and into Crude, Crude will become a wholly-owned subsidiary of the Partnership.
As counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:
(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Merger Agreement dated May 5, 2011 (the “Merger Agreement”) among Crude, Poseidon, the Partnership and Capital GP L.L.C., a Marshall Islands limited liability company and the general partner (the “General Partner”) of the Partnership, which has been filed as an exhibit to the Registration Statement; and

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Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Capital Product Partners L.P.	Page 2
, 2011
(iv)	such other papers, documents, agreements and certificates of public officials and representatives of the Partnership, the General Partner, Crude and Poseidon as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.
In such examination, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iv) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (v) the completeness of each document submitted to us and (vi) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. In rendering this opinion, we have also assumed that the Common Units shall be issued in compliance with (a) the Securities Act, (b) all other applicable U.S. federal and state securities and other laws, and (c) the terms, conditions and restrictions set forth in the Registration Statement, the Prospectus, the Merger Agreement and all of the instruments and other documents relating thereto or executed in connection therewith.
As to matters of fact material to this opinion that have not been independently established, we have relied upon the aforesaid certificates and the representations and warranties of each of the Partnership, the General Partner, Crude and Poseidon contained in the Merger Agreement. We have not independently verified the facts so relied on.
This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.
Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Common Units are issued and delivered in exchange for shares of Crude Common Stock and Class B Stock in accordance with the terms of the Registration Statement, the Prospectus and the Merger Agreement, the Common Units will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.
Very truly yours,
Watson, Farley & Williams (New York) LLP